eTelecare Global Solutions, Inc.
Announces 2007 Third-Quarter Financial Results
Record Quarterly Revenue Driven by Growth in the Philippines
Scottsdale, Ariz. – November 1, 2007 – eTelecare Global Solutions (NASDAQ: ETEL), a leading provider of complex business process outsourcing (BPO) solutions, today announced its financial results for the third quarter ended September 30, 2007.
Third-Quarter 2007 Highlights:
•	Record quarterly revenue of $65.4 million was up 25% from the year-ago quarter.

•	Robust third-quarter Philippine service revenue was up 64% from the year-ago quarter.

•	On September 28, 2007, the Company completed the acquisition of AOL’s Philippine operations, which will expand email, chat, and non-voice services by adding approximately 1,100 employees in the Philippines.

•	The Company recently entered into a new $25 million Credit Agreement with Wells Fargo Bank.
eTelecare reported revenue for the third quarter of $65.4 million, a 25% increase compared to prior year third-quarter revenue of $52.2 million. Net income for the third quarter was $4.8 million, or $0.15 per diluted share, compared to net income of $4.4 million, or $0.18 per diluted share, in the comparable period a year ago.
For the first nine months, revenue was $188.9 million, a 39% increase over revenue of $136.3 million in the comparable period a year ago. Net income for the first nine months was $16.0 million, or $0.54 per diluted share, compared to net income of $7.6 million, or $0.32 per diluted share, in the comparable period a year ago.
“Record revenue in the third quarter was driven by the continuing strong demand for services delivered from our Philippine delivery centers,” said John Harris, eTelecare’s president and chief executive officer. “We anticipate a strong finish to the year with year-over-year revenue growth expected to exceed 30% and are confident that by the end of the fourth quarter we will be successful in replacing revenue from a client that, as previously announced, ended a significant program.”
“Third-quarter operating margins reflect investments in two primary areas, each of which will be instrumental in supporting future growth: global technology infrastructure expansion and upgrades, and site expansion in the Philippines,” said Harris. “The technology investment is aimed primarily at enhancing infrastructure redundancy and enterprise data security. Similarly, site expansion is essential to establishing the foundations required for a high-growth company.”

Third-quarter 2007 stock-based compensation expense was $745,000, substantially all of which was recorded under selling and administrative expenses.
Guidance
eTelecare currently expects that revenue for the fourth quarter of 2007 will be in the range of $64 million to $67 million, and in light of the aforementioned investments in technology infrastructure and site expansion, net income will be $4.2 million to $4.8 million, or $0.13 to $0.15 per diluted share.
eTelecare currently expects that 2007 revenue will be in the range of $253 million to $256 million, with net income of $20.2 million to $20.8 million, or $0.67 to $0.69 per diluted share.
Conference Call
eTelecare will host a conference call today, November 1, 2007, to discuss third-quarter 2007 financial results and related information at 2:00 p.m. PDT (5:00 p.m. EDT). To participate in the teleconference, please call toll-free 877-340-7912 (or 719-325-4844 for international callers) approximately 10 minutes prior to the above start time. You may also listen to the teleconference live via the Internet at www.etelecare.com/ under the About Us/Investor Relations link. For those unable to attend, the company’s Web site will host an archive of the call.
About eTelecare Global Solutions
Founded in 1999, eTelecare Global Solutions is a leading provider of business process outsourcing (BPO) focusing on the complex, voice and non-voice based segment of customer-care services. It provides a range of services, including technical support, customer service, sales, customer retention, chat and email from both onshore and offshore locations. Services are provided from delivery centers in the Philippines and in North America. Additional information is available at www.etelecare.com.
Cautionary Note Regarding Forward-Looking Statements
This press release and the related conference call contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations, beliefs, intentions and strategies regarding the future. Words such as “anticipates,” “expects,” “believes,” “intends,” “plans,” “seeks,” “estimates” and similar expressions identify such forward-looking statements. These are statements that relate to future events and include, but are not limited to, statements related to our expected revenue and net income on an aggregate basis and per diluted share for 2007 and the fourth quarter of 2007 and our ability to replace revenue from a terminated program by the end of the fourth quarter. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in these forward-looking statements. These risks and uncertainties include, but are not limited to, a determination, upon completion of further quarterly closing and review procedures, that the financial results for the third quarter of 2007 are different than the results set forth in this press release, fluctuations in earnings, our ability to manage growth, intense competition in the industry including those factors which may affect our cost advantage, wage increases, our ability to attract and retain customer service associates and other highly skilled professionals, client concentration, the underlying success of our clients and the resulting impact of any adverse developments in our clients’ business including adverse litigation results, our ability to manage our international operations, reduced demand for technology in our key focus areas, a change in the public perception of outsourcing, disruptions in telecommunication networks, our ability to successfully complete and integrate potential acquisitions, liability for damages on our service contracts, withdrawal of governmental fiscal incentives, political instability, general economic conditions affecting our industry as well as other risks detailed from time to time in our SEC filings, including those described in the “Risk Factors” section in our Quarterly Report on Form 10-Q filed with the U.S. SEC on August 10, 2007. You can locate these filings on the Investor Relations page of our website, http://investor.etelecare.com. Statements included in this release are based upon information known to eTelecare as of the date of this release, and eTelecare assumes no obligation to update information contained in this press release.

Contact:
Anh Huynh Director of Investor Relations 888-362-1073	Philip Bourdillon/Gene Heller Silverman Heller Associates 310-208-2550

eTelecare Global Solutions, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 30,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$31,353	$690
Trade and other receivables, net	47,776	30,735
Prepaid expenses and other current assets	4,062	1,688
Fair value of derivatives	1,032	—
Deferred offering costs	0	3,187

Total current assets	84,223	36,300

Noncurrent assets:
Property and equipment, net	51,139	34,979
Goodwill	14,809	13,833
Other intangible assets, net	1,488	2,417
Other noncurrent assets	4,030	1,921

Total noncurrent assets	71,466	53,150

Total assets	$155,689	$89,450

Liabilities and stockholders’ equity
Current liabilities:
Revolving line of credit	$—	$1,565
Trade accounts payable	4,566	9,335
Accrued and other expenses	23,003	16,671
Current portion of:
Long-term debt	—	4,000
Obligations under capital lease	241	606

Total current liabilities	27,810	32,177

Noncurrent liabilities:
Long-term debt, net of current portion	—	24,500
Obligations under capital lease, net of current portion	0	145
Asset retirement obligations	1,815	1,884
Other noncurrent liabilities	3,449	2,530

Total noncurrent liabilities	5,264	29,059

Stockholders’ equity:
Capital stock, 2 Philippine Peso ($0.04 U.S.) par value, 65,000,000 shares authorized, 28,663,846 shares outstanding at September 30, 2007 and 22,183,033 outstanding at December 31, 2006	1,117	849
Additional paid-in capital	98,953	20,948
Retained Earnings	22,131	6,417
Accumulated Other Comprehensive Income	414	—

Total stockholders’ equity	122,615	28,214

Total liabilities and stockholders’ equity	$155,689	$89,450

eTelecare Global Solutions, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Service revenue	$65,362	$52,230	$188,898	$136,320

Cost and expenses:
Cost of services	47,172	35,287	132,949	95,809

Selling and administrative expenses	9,204	7,401	26,033	20,457

Depreciation and amortization	3,789	2,676	10,826	7,249

Total cost and expenses	60,165	45,364	169,808	123,515

Income from operations	5,197	6,866	19,090	12,805

Other income (expenses):
Interest expense and financing charges	(77)	(1,307)	(1,832)	(3,883)
Interest income	434	1	861	2
Foreign exchange loss	(165)	(744)	(849)	(779)
Other	5	(66)	153	(38)

Total other income (expenses)	197	(2,116)	(1,667)	(4,698)

Income before provision for income taxes	5,394	4,750	17,423	8,107

Provision for income taxes	552	310	1,394	486

Net income	$4,842	$4,440	$16,029	$7,621

Net income per share — basic (1)	$0.17	$0.20	$0.60	$0.35

Net income per share — diluted (1)	$0.15	$0.18	$0.54	$0.32

See accompanying notes.

(1)	Following the reverse split, the ADS to common share ratio is one ADS to one common share resulting in equal net income per share and net income per ADS.

eTelecare Global Solutions, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands of U.S. dollars)

	Nine Months Ended
	September 30,
	2007	2006
	(Unaudited)
Cash Flows from Operating Activities:
Net income	$16,029	$7,621
Adjustments for:
Depreciation and amortization	10,826	7,249
Provisions for:
Doubtful accounts	143	473
Stock compensation costs	1,683	566
Accretion of interest on asset retirement obligations	330	138
Loss on disposal of assets	752	127
Change in:
Trade and other receivables	(17,082)	(10,000)
Prepaid expenses and other current assets	(3,309)	(1,377)
Trade accounts payable	(1,317)	(262)
Accrued and other expenses	4,824	7,931
Other noncurrent assets	123	128
Other noncurrent liabilities	50	(552)
Other comprehensive income	414

Net cash provided by operating activities	13,466	12,042

Cash Flows from Investing Activities:
Acquisitions of AOL Philippines, net of acquired cash	(1,597)
Acquisition of property and equipment	(28,170)	(10,512)
Change in:
Refundable deposits	(1,783)	(492)

Net cash used in investing activities	(31,550)	(11,004)

Cash Flows from Financing Activities:
Proceeds from:
Revolving line of credit	157,342	130,554
Long-term debt	—	9,950
Payments for:
Revolving line of credit	(158,907)	(137,640)
Long-term debt	(28,500)	(2,700)
Obligations under capital lease	(510)	(1,138)
Offering costs	(354)
Debt issuance costs	(455)	(331)
Proceeds from stock option and warrant exercises	717	200
Proceeds from public offering	79,414

Net cash provided by (used in) financing activities	48,747	(1,105)

Net increase (decrease) in cash and cash equivalents	30,663	(67)
Cash and cash equivalents at beginning of year	690	1,043

Cash and cash equivalents at end of year	$31,353	$976

Supplemental Cash Flow Information
Supplemental information for non-cash investing activities:
Accrued capital expenditures in accounts payable	1,069	—
Asset retirement obligation recognized	162	565

Acquisition:
Fair value of AOL Philippines assets acquired	8,962	—
Cash paid for capital stock	(7,297)	—
Accrued purchase price	(454)	—

Liabilities assumed	1,211